EXHIBIT 99.1

LEAPFROG REPORTS 2013 FINANCIAL RESULTS

LeapPad Tablets’ Net Sales Were Up 11% and Were Again the No. 1 Selling Children’s Learning Tablets in the U.S. and the U.K. in 20131

LeapFrog’s Board of Directors Authorizes $30 Million Share Repurchase Program

New Learning Platform Planned for Holiday 2014

EMERYVILLE, Calif.—February 12, 2014—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the fourth quarter and year ended December 31, 2013.

Highlights of full-year 2013 results compared to full-year 2012 results:

•	Consolidated net sales were $553.6 million, down 5%.
•	U.S. segment net sales were down 9%, while international segment net sales were up 6%.
•	Net income per diluted share was $1.19, down 4%.
•	Normalized net income per diluted share[2] (non-GAAP), which reflects an effective 37.5% tax rate and excludes actual tax benefits and tax expenses, was $0.30, down 46%.
•	Operating cash flow was $78.9 million, up 16%.
•	Cash and cash equivalents were $168.1 million as of December 31, 2013, up 40% compared to the balance as of December 31, 2012.

“The holiday retail environment was very challenging,” said John Barbour, Chief Executive Officer. “As a result, we were unable to build on the 28% full-year net sales growth we achieved in 2012, and our net sales declined 5% for the year.

“2013 was our second most profitable year in the last 10 years, and our compound annual net sales growth rate for the last four years was 10%. Operating income as a percentage of net sales was 6.3% down from 11.0% in 2012, but still a solid return. We generated $78.9 million in operating cash flow and ended 2013 with more cash on hand than we have ever had at year-end, and with no debt.

“We entered the fourth quarter of 2013 with net sales up 9% through the first nine months of the year, significantly better retail in-stocks, more shelf space and far stronger promotional campaigns planned for the holiday season. Unfortunately, tough retail conditions, deep retailer price discounting, open-to-buy issues and increased competition impacted our business.

1Source: No. 1 Selling Children’s Learning Tablets in the U.S. and the U.K. in 2013 based on The NPD Group/Retail Tracking Service; Infant/PS Electronic Learning and Electronic Entertainment subclasses, Dollars, Annual 2013.

2 Normalized net income per diluted share is a non-GAAP financial measure. It is described below and reconciled to its comparable GAAP measure in the accompanying financial tables.

LeapFrog Enterprises, Inc.

“In the U.S., consumers shopped later expecting better deals and with six fewer days between Thanksgiving and Christmas, consumer demand was compressed in the peak shopping weeks, resulting in a decline in retailers’ ability to keep our key products stocked on shelves. Retailers’ retail price discounting on the LeapPad2 tablet to drive traffic to their stores negatively affected the value proposition of our tablet line including our LeapPad2 Power tablet and our traditionally strong exclusive value bundle program. Additionally, our handheld gaming business declined significantly as more consumers played games on tablets.

“All of these factors contributed to a disappointing drop in sales and profit for 2013 versus the exceptional sales growth and financial performance we achieved in 2012.

“While we are disappointed with our 2013 results, our LeapPad hardware net sales grew by over 11%, and we remained the market leader in children’s learning tablets in most of our major markets for the third year in a row, including in the U.S. and the U.K.3 And, our LeapFrog Explorer Licensed and Non-Licensed Software Assortment was the second best-selling toy ranked in dollars in the U.S.4 and number seven in the U.K.5 according to NPD.

“In 2014, we plan to broaden our portfolio with innovative new product categories to entertain and educate children to help them achieve their potential, including the launch of a major new platform in a category in which we do not currently participate and other new innovative learning products. We will also launch a number of exciting new LeapPads that deliver incredibly fun learning experiences for children.

“We are very excited about the response our new categories and products for 2014 received from our key customers at recent pre-shows and toy fairs.

“In addition, we intend to continue to make significant long-term, strategic investments in content, international expansion, online communities and information technology systems. We believe these investments will position us well for long-term growth and continued leadership in educational entertainment.”

Financial Overview for the Fourth Quarter 2013 Compared to the Fourth Quarter 2012

Fourth quarter 2013 net sales were $186.7 million, down 24% compared to $244.7 million last year, and were not materially impacted by changes in currency exchange rates. Net sales declined primarily due to lower sales of our multimedia product line given the very challenging retail, promotional and competitive environment. In the U.S. segment, net sales were $123.7 million, down 30% compared to $177.8 million last year. In the International segment, net sales were $63.0 million, down 6% compared to $67.0 million last year, and included a 1% negative impact from changes in currency exchange rates.

Income from operations for the fourth quarter of 2013 was $1.5 million compared to $43.2 million reported a year ago. Income from operations as a percentage of net sales was 0.8% compared to 17.7% a year ago.

Net income (GAAP) for the fourth quarter of 2013 was $63.9 million, up 3% compared to $62.3 million a year ago. Net income for the fourth quarter of 2013 reflects a $63.6 million net benefit from income taxes including a $62.8 million benefit related to a release of valuation allowance previously set against our deferred tax assets, a $0.4 million benefit related to the expiration of statues of limitations in our foreign jurisdictions, and a $1.7 million tax adjustment attributable to our U.S. operations, partially offset by $1.3 million of tax expenses primarily related to our international operations. Net income for the fourth quarter of 2012 reflects a $19.3 million net benefit from income taxes including a $20.3 million benefit due to adjustments related to our deferred tax asset valuation allowances, partially offset by $1.0 million of tax expenses primarily related to our international operations.

3 Source: The NPD Group/Retail Tracking Service; PS Electronic Learning subclass, Dollars.

4 U.S. Source: The NPD Group/Retail Tracking Service; Dollars, Annual 2013.

5 U.K. Source: The NPD Group/Retail Tracking Service; British Pounds, Annual 2013.

LeapFrog Enterprises, Inc.

Net income per diluted share for the fourth quarter of 2013 was $0.90, up 1% compared to $0.89 a year ago.

Normalized net income6 (non-GAAP) for the fourth quarter of 2013, which reflects an effective 37.5% tax rate and excludes actual tax benefits and tax expenses, was $0.2 million compared to $26.8 million a year ago. Normalized net income per diluted share6 (non-GAAP) was $0.00 compared to $0.38 a year ago. We provide normalized net income6 measures, which are non-GAAP measures, to help investors review our performance and performance trends excluding discrete tax items which have historically been significant.

Adjusted EBITDA6 for the fourth quarter was $9.9 million, down 80% compared to $50.4 million a year ago.

Financial Overview for the Full-Year 2013 Compared to the Full-Year 2012

Full-year 2013 net sales were $553.6 million, down 5% compared to $581.3 million last year, and were not materially impacted by changes in currency exchange rates. Net sales declined primarily due to lower sales of our multimedia product line, led by the decline in handheld gaming systems and their associated content and accessories. Net sales were also impacted by the very challenging retail, promotional and competitive environment. In the U.S. segment, net sales were $387.0 million, down 9% compared to $424.8 million last year. In the International segment, net sales were $166.6 million, up 6% compared to $156.5 million last year, and included a 1% negative impact from changes in currency exchange rates.

Income from operations was $34.9 million for the full-year 2013, down 45% compared to $64.1 million in 2012. Income from operations as a percentage of net sales was 6.3% compared to 11.0% a year ago.

Net income was $84.0 million for the full-year 2013, down 3% compared to $86.5 million in 2012. Net income for the full-year 2013 reflects a $50.2 million net benefit from income taxes which includes a $62.8 million benefit related to a release of valuation allowance previously set against our deferred tax assets and a $0.7 million benefit related to the expiration of statues of limitations in our foreign jurisdictions, partially offset by $10.5 million of tax expenses attributable to our U.S. operations, which were excluded in the prior year due to the full valuation allowance recorded against our domestic deferred tax assets, and $2.8 million of tax expenses primarily related to our international operations. Net income for the full-year 2012 reflects a $24.5 million net benefit from income taxes which includes $20.3 million benefit due to adjustments to our deferred tax asset valuation allowance and a $6.4 million benefit related to the expiration of statues of limitations in our foreign jurisdictions, partially offset by $2.2 million of tax expenses primarily related to our international operations.

6 Normalized net income, normalized net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. They are described below and reconciled to their comparable GAAP measures in the accompanying financial tables.

LeapFrog Enterprises, Inc.

Net income per diluted share for the full-year 2013 was $1.19, down 4% compared to $1.24 in 2012.

Normalized net income7 (non-GAAP) for the full-year 2013, which reflects an effective 37.5% tax rate and excludes actual tax benefits and tax expenses, was $21.2 million, down 45% compared to $38.7 million a year ago.

Normalized net income per diluted share7 (non-GAAP) for the full-year 2013 was $0.30, down 46% compared to $0.56 a year ago.

Adjusted EBITDA7 for the full-year 2013 was $65.8 million, down 29% compared to $93.1 million a year ago.

Share Repurchase Program

Our board of directors has approved a stock repurchase program authorizing us to repurchase up to an aggregate of $30 million of our common stock through December 31, 2014. We intend, from time to time, as conditions warrant, to repurchase stock in the open market. Purchases may be increased, decreased or discontinued at any time without prior notice. The plan does not obligate us to repurchase any specific number of shares and may be suspended at any time at management’s discretion. We currently have approximately 70 million outstanding shares of common stock.

“This share repurchase authorization reflects the board’s continued confidence in LeapFrog’s strategic direction, strong financial condition, underlying share value and ongoing commitment to maximizing shareholder value,” said Ray Arthur, Chief Financial Officer.

Guidance

“The year-on-year sales decline resulted in year-end inventory at retail being higher than last year,” said Ray Arthur, Chief Financial Officer. “We expect that this inventory plus current difficult retail conditions will negatively impact our net sales in the first and second quarters of 2014 and also for the full year. Regardless, we are in a strong market-leading position. We have an exciting and innovative line of products for 2014, a great brand and a strong cash position, and we’re generating meaningful cash flow. In 2013, we generated $78.9 million of operating cash flow, up 16% year-on-year.

7 Normalized net income, normalized net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. They are described below and reconciled to their comparable GAAP measures in the accompanying financial tables.

LeapFrog Enterprises, Inc.

“In 2014, we plan to continue to invest in our business to expand our product portfolio, extend our reach internationally, better connect with consumers and improve our business processes. Some of these investments are substantial, such as our investments in an improved web experience and new information technology systems. As a result, these investments will reduce our profitability in 2014 but position us for growth in the years ahead. We believe these investments we are making today will help us strengthen our leadership in educational entertainment around the world and provide long-term sales, earnings and cash flow growth which will drive shareholder value.”

For the first quarter of 2014, we expect:

•	Net sales to be in the range of $45 million to $50 million compared to $83 million in the first quarter of 2013.
•	Net loss per basic and diluted share (GAAP) to be in the range of ($0.20) to ($0.23).[8] In the first quarter of 2013, net loss per basic and diluted share (GAAP) was ($0.04) and normalized net loss per basic and diluted share[9] (non-GAAP) was ($0.05).

For the full-year 2014, we expect:

•	Net sales to be in a range of $554 million to $580 million compared to $554 million in 2013.
•	Net income per diluted share (GAAP) to be in the range of $0.18 to $0.25.[8] For the full-year 2013, net income per diluted share (GAAP) was $1.19 and normalized net income per diluted share[9] (non-GAAP) was $0.30.
•	Capital expenditures to be in the range of $35 million to $45 million, compared to $35 million in 2013, as we make long-term, strategic investments in our business, particularly in our information technology systems. Capital expenditures include purchases of property and equipment and capitalization of product costs.

8 Excluding any impact from a share repurchase.

9 Normalized net income and normalized net income per diluted share are non-GAAP financial measures. They are described below and reconciled to their comparable GAAP measures in the accompanying financial tables.

LeapFrog Enterprises, Inc.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full-year 2013 financial results on February 12, 2014, at 2:00 p.m. Pacific Standard Time (5:00 p.m. Eastern Standard Time). The conference call will be webcast live and can be accessed at LeapFrog's investor relations web site at www.leapfroginvestor.com. An archive of the webcast will be available on the web site approximately three hours after completion of the call. In addition, more information about LeapFrog, including this press release and other financial and investor information, is also available on the investor relations web site.

To participate in the call, please dial (706) 634-0183 and request conference ID 34835781. A telephonic replay of the call will be available for one month. To access the replay, please dial (404) 537-3406 and use conference ID 34835781.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. For nearly 20 years, LeapFrog has created award-winning learning solutions that combine educational expertise, innovative technology and a child’s love for fun. With experiences that are personalized to each child’s level, LeapFrog helps children achieve their potential through LeapFrog’s proprietary learning tablets, learn to read and write systems, interactive learning toys and more, all designed or approved by LeapFrog’s full-time in-house team of learning experts. LeapFrog’s Learning Path, the ultimate guide for parents on early childhood, is designed specifically to help support and guide their child's learning with personalized ideas and feedback, fun activities and expert advice. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

TM & © 2014 LeapFrog Enterprises, Inc. All rights reserved.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, specifically normalized net income (loss), normalized net income (loss) per basic or diluted share, and adjusted EBITDA.

Normalized net income (loss) is calculated as net income (loss) adjusted to reflect an effective 37.5% tax rate and excludes actual tax benefits and tax expenses. Normalized net income (loss) per basic or diluted share is calculated as normalized net income (loss) divided by weighted-average basic or diluted shares outstanding, as applicable. As required by SEC rules, we have provided a schedule with a reconciliation of normalized net income (loss) and normalized net income (loss) per basic and diluted share to the most directly comparable GAAP measures, net income (loss) and net income (loss) per basic and diluted share.

Management believes that normalized net income (loss) and normalized net income (loss) per basic or diluted share are some of the appropriate measures for evaluating the operating performance of the Company because of the significant swing in net income (loss) and net income (loss) per share as a result of the deferred tax valuation allowance release and other discrete tax items, and therefore, provides a more comparable measure of year-over-year operating results.

LeapFrog Enterprises, Inc.

Adjusted EBITDA is defined as earnings (or net income) before interest, income taxes, depreciation and amortization, other expenses (income), and stock-based compensation. As required by SEC rules, we have provided an attached schedule with a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income.

Management believes adjusted EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions.

However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements regarding anticipated financial results. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include, without limitation, deterioration of global economic conditions, our ability to correctly predict highly changeable consumer preferences and product trends, our ability to continue to develop new products and services, our reliance on a small group of retailers for the majority of our gross sales, our ability to compete effectively with competitors, the seasonality of our business, our growing focus on online products and services and privacy concerns about our Internet-connected products, consumer acceptance of downloadable content and data collection, system failures in our online services or web store, our dependence on our suppliers for our components and raw materials, our reliance on a limited number of manufacturers, our ability to maintain sufficient inventory levels, our ability to maintain or acquire licenses, third parties who claim we are infringing on their intellectual property rights, errors or defects in our products, the sufficiency of our liquidity, the risk associated with international operations, costs or changes associated with compliance with laws and regulations, negative political developments, natural disasters, armed hostilities, terrorism, labor strikes or public health issues, the loss of members of our executive management team, continued ownership by a few stockholders of a significant percentage of voting the power in the company, and the volatility of our stock price. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2012 annual report on Form 10-K filed on March 11, 2013.  All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot, CFA	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$186,707	$244,726	$553,615	$581,288
Cost of sales	114,249	135,370	337,565	336,344
Gross profit	72,458	109,356	216,050	244,944

Operating expenses:
Selling, general and administrative	23,620	24,441	86,232	89,599
Research and development	10,688	9,725	35,938	36,627
Advertising	34,027	29,091	48,280	43,023
Depreciation and amortization	2,637	2,878	10,678	11,629
Total operating expenses	70,972	66,135	181,128	180,878
Income from operations	1,486	43,221	34,922	64,066

Other income (expense):
Interest income	14	15	68	241
Interest expense	-	(1)	-	(50)
Other, net	(1,152)	(295)	(1,149)	(2,309)
Total other income (expense), net	(1,138)	(281)	(1,081)	(2,118)
Income before income taxes	348	42,940	33,841	61,948
Benefit from income taxes	(63,589)	(19,341)	(50,168)	(24,504)
Net Income	$63,937	$62,281	$84,009	$86,452

Net income per share:
Class A and B - basic	$0.93	$0.92	$1.23	$1.29
Class A and B - diluted	$0.90	$0.89	$1.19	$1.24

Weighted average shares used to calculate net income per share:
Class A and B - basic	69,038	67,656	68,411	67,100
Class A and B - diluted	70,652	69,831	70,402	69,720

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$168,053	$120,000
Accounts receivable, net of allowances for doubtful accounts of $139 and $292, respectively	133,221	180,043
Inventories	54,290	40,311
Prepaid expenses and other current assets	9,637	8,353
Deferred income taxes	25,639	9,315
Total current assets	390,840	358,022
Deferred income taxes	49,053	13,269
Property and equipment, net	33,059	23,723
Capitalized product costs, net	17,494	12,109
Goodwill	19,549	19,549
Other intangible assets, net	50	950
Other assets	1,027	1,283
Total assets	$511,072	$428,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,110	$31,617
Accrued liabilities	40,765	51,353
Deferred revenue	14,467	8,516
Income taxes payable	1,100	493
Total current liabilities	78,442	91,979
Long-term deferred income taxes	3,801	3,759
Other long-term liabilities	1,507	3,224
Total liabilities	83,750	98,962
Stockholders' equity:
Class A Common Stock, par value $0.0001;
Authorized - 139,500 shares; Outstanding: 64,916 and 61,970, respectively	6	6
Class B Common Stock, par value $0.0001;
Authorized - 40,500 shares; Outstanding: 4,396 and 5,715, respectively	1	1
Treasury stock	(185)	(185)
Additional paid-in capital	419,526	405,078
Accumulated other comprehensive income	(7)	1,071
Retained Earnings (accumulated deficit)	7,981	(76,028)
Total stockholders’ equity	427,322	329,943
Total liabilities and stockholders’ equity	$511,072	$428,905

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating activities:
Net income	$63,937	$62,281	$84,009	$86,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,413	5,211	20,654	22,082
Deferred income taxes	(64,617)	(20,285)	(52,477)	(20,047)
Stock-based compensation expense	3,043	1,925	10,209	6,991
Loss on sale of long-term investments, net of tax	-	-	-	91
Loss on disposal of long-term assets	-	-	-	2
Allowance for doubtful accounts	80	(331)	(21)	3,040
Other changes in operating assets and liabilities:
Accounts receivable, net	51,369	(9,346)	46,251	(24,839)
Inventories	67,660	74,422	(14,188)	(5,727)
Prepaid expenses and other current assets	(920)	1,170	(1,344)	(197)
Other assets	134	249	256	(165)
Accounts payable	(37,737)	(50,573)	(10,160)	(3,119)
Accrued liabilities	5,690	13,776	(9,133)	8,630
Deferred revenue	1,794	340	5,974	681
Other long-term liabilities	(318)	503	(1,718)	(6,135)
Income taxes payable	392	79	616	116
Net cash provided by operating activities	95,920	79,421	78,928	67,856
Investing activities:
Purchases of property and equipment	(2,798)	(5,925)	(19,957)	(16,321)
Capitalization of product costs	(4,430)	(3,170)	(15,142)	(8,793)
Sale of investments	-	-	-	2,500
Net cash used in investing activities	(7,228)	(9,095)	(35,099)	(22,614)
Financing activities:
Proceeds from stock option exercises and employee stock purchase plan	1,370	215	5,869	4,222
Net cash paid for payroll taxes on restricted stock unit releases	(121)	(249)	(1,247)	(1,762)
Excess tax benefits from stock-based compensation	14	-	14	-
Net cash provided by financing activities	1,263	(34)	4,636	2,460
Effect of exchange rate changes on cash	(273)	281	(412)	435
Net change in cash and cash equivalents	89,682	70,573	48,053	48,137
Cash and cash equivalents, beginning of period	78,371	49,427	120,000	71,863
Cash and cash equivalents, end of period	$168,053	$120,000	$168,053	$120,000

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net sales	$186,707	$244,726	$553,615	$581,288
Cost of sales (1)	114,249	135,370	337,565	336,344
Gross profit	72,458	109,356	216,050	244,944

Operating expenses: (2)
Selling, general and administrative	23,620	24,441	86,232	89,599
Research and development	10,688	9,725	35,938	36,627
Advertising	34,027	29,091	48,280	43,023
Depreciation and amortization	2,637	2,878	10,678	11,629
Total operating expenses	70,972	66,135	181,128	180,878
Income from operations	1,486	43,221	34,922	64,066

Other income (expense):
Interest income	14	15	68	241
Interest expense	-	(1)	-	(50)
Other, net	(1,152)	(295)	(1,149)	(2,309)
Total other income (expense), net	(1,138)	(281)	(1,081)	(2,118)
Income before income taxes	348	42,940	33,841	61,948
Benefit from income taxes	(63,589)	(19,341)	(50,168)	(24,504)
Net income	$63,937	$62,281	$84,009	$86,452
_________
(1) Includes depreciation and amortization	2,776	2,333	9,976	10,453

(2) Includes stock-based compensation as follows:
Selling, general and administrative	2,704	1,732	9,038	6,170
Research and development	339	193	1,171	821

Segment data:
Net sales:
U.S. segment	123,697	177,766	386,983	424,816
International segment	63,010	66,960	166,632	156,472

Income (loss) from operations*:
U.S. segment	(11,443)	26,017	(1,257)	28,076
International segment	12,929	17,204	36,179	35,990

*	Certain corporate-level operating expenses associated with sales and marketing, product support, human resources, legal, finance, information technology, corporate development, procurement activities, research and development, legal settlements and other corporate costs are charged entirely to our U.S. segment, rather than being allocated between the U.S. and International segments.

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NORMALIZED NET INCOME (LOSS),

GAAP NET INCOME (LOSS) PER SHARE TO NORMALIZED NET INCOME (LOSS) PER SHARE,

AND GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income (loss), a GAAP measure, to normalized net income (loss), a non-GAAP measure, where available. Normalized net income (loss) is defined as net income (loss) adjusted to reflect an effective 37.5% tax rate and exclude actual tax benefits and tax expenses. Normalized net income (loss) per share is calculated as normalized net income (loss) divided by weighted-average basic or diluted shares outstanding, as applicable.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended March 31,
	2013	2012	2013	2012	2013

Net income (loss) - GAAP	$63,937	$62,281	$84,009	$86,452	$(3,011)
Benefit from income taxes	(63,589)	(19,341)	(50,168)	(24,504)	(2,024)
Income (loss) before income taxes	348	42,940	33,841	61,948	(5,035)
Effective tax expense at 37.5% rate	131	16,103	12,690	23,231	(1,888)
Normalized net income (loss) - Non-GAAP	$217	$26,837	$21,151	$38,717	$(3,147)

Net income (loss) per share - GAAP:
Class A and B - basic	$0.93	$0.92	$1.23	$1.29	$(0.04)
Class A and B - diluted	$0.90	$0.89	$1.19	$1.24	$(0.04)

Normalized net income (loss) per share - Non-GAAP:
Class A and B - basic	$0.00	$0.40	$0.31	$0.58	$(0.05)
Class A and B - diluted	$0.00	$0.38	$0.30	$0.56	$(0.05)

Weighted-average shares used to calculate net income (loss) per share:
Class A and B - basic	69,038	67,656	68,411	67,100	67,835
Class A and B - diluted	70,652	69,831	70,402	69,720	67,835

The following table presents a reconciliation of net income, a GAAP measure, to adjusted EBITDA, a non-GAAP measure. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, other expenses (income), and stock-based compensation.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net income - GAAP	$63,937	$62,281	$84,009	$86,452
(Less) add:
Interest income	(14)	(15)	(68)	(241)
Interest expense	-	1	-	50
Benefit from income taxes	(63,589)	(19,341)	(50,168)	(24,504)
Depreciation and amortization	5,413	5,211	20,654	22,082
Other, net	1,152	295	1,149	2,309
Stock-based compensation	3,043	1,925	10,209	6,991

Adjusted EBITDA - Non-GAAP	$9,942	$50,357	$65,785	$93,139